Exhibit 10.11

August 29, 2014

George Gianakopoulos

Dear Mr. George Gianakopoulos,

Progenity, Inc. (the “Company”) is pleased to confirm the following employment offer for Vice President of Sales – Specialist Markets starting September 29th, 2014 (the “Employment Start Date”). This employment offer is subject to the terms and conditions set forth in this offer letter.

Employment

You agree to serve as Vice President of Sales — Specialty Markets and shall have the duties and responsibilities commensurate with such position reporting directly to Chris Lowe, Vice President of Sales. The annual base salary for this position is $270,000 on a full-time basis.

90 Day Probationary Period

The first 90 days of your employment will be under a probationary period. During this period, both the company and you will determine whether you can perform the requirements of the job you have been assigned to. Near the end of this probation, we will assess your performance in the form of a standard review.

Benefits

Upon employment, the Company will provide you with the usual health insurance benefits it generally provides to other employees. Except for any waiting period that may be applicable, you will have immediate right to participate in and receive benefit from life, accident, disability, medical, bonus stock, and similar benefits made available generally to employees of the Company as such plans and benefits may be adopted by the Company. These plans may vary, from time to time, be amended, or terminated.

PTO

Your paid time off shall be in accord with the Company’s PTO policy that in general currently allows all full time employees three weeks’ PTO per benefit year, which may be amended or terminated by the Company from time to time.

Bonus

You are eligible for the annual bonus program with a max bonus of 30%. Bonuses are calculated annually when the calendar year ends and are awarded in the first quarter of the following year. These bonuses are prorated based on your start date. You would be eligible for your first bonus during the first quarter of 2015 (if hired 90 days or less prior to the bonus end period, you will not be eligible for bonus dollars for that year). The bonus incentive is based on several items including company performance, individual goals, and a subjective portion. The bonus program is operated at the sole discretion of the Company and is subject to review, modification, or revocation at any time.

Stock Grant

You will be granted an option to purchase 125,000 shares of common stock. Such option and exercise rights (and all other options set forth in this letter) shall be subject to the terms of the Company’s most current Equity Incentive Plan and standard agreement. Twenty-five percent of the option shall become vested on the first anniversary of your Employment Start Date and the balance of the shares shall vest in 36 consecutive successive equal monthly Installments thereafter, provided that you are providing Continuous Service during the period commencing on the Grant Date and through each applicable vesting date.

Other Activities

Except under prior approval of your manager, you shall not during your employment engage, directly or indirectly, in any business activity that is or may be competitive with, or might you be in competing position to that of the Company.

Proprietary Information and Inventions Agreement

Enclosed for your review and signature is a “Proprietary and Inventions Agreement.” In making this offer, the Company understands that you are not under any obligation to any former employer or person, firm or Company which would prevent, limit, impair or in any way affect the performance by you of your duties as an Employee of the Company. You also represent that as an employee of the Company you will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by you in confidence prior to your employment by the Company. You will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers or others. You have not entered into and you agree not to enter into any agreement, either written or oral, in conflict with your employment at the Company. You further agree to conform to the rules and regulations of the Company.

It is understood that you are not being offered employment for a definite period of time and that either you or the Company may terminate the employment relationship at any time and for any reason without prior notice. The “at will” nature of the employment between you and the Company cannot be changed or modified other than in writing by the President.

This offer is contingent upon successful completion of a background investigation, which may include civil, and criminal court records, education, credentials, identity, social security number, previous employment and driving records.

Please indicate your acceptance of this offer by signing and dating this letter and returning it to me.

Sincerely,

/s/ Chris Lowe

Chris Lowe

Vice President of Sales

Progenity, Inc.

Agreed:	/s/	George J. Gianakopoulos
Signature

George J. Gianakopoulos

Printed Name